Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 26, 2007, relating to our audits of the consolidated financial statements of Metalico, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Accounting for Stock-Based Payment and the restatement of the statements of income for the years ended December 31, 2005 and 2004 for discontinued operations), appearing in the Annual Report on Form 10-K of Metalico, Inc. for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ McGladrey & Pullen, LLP
Peoria, Illinois
July 25, 2007